As filed with the Securities and Exchange Commission on August 2, 2024

 Registration No. 333-203901

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8

Registration Statement No. 333-203901

Under the Securities Act of 1933

MACATAWA BANK CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	38-3391345
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10753 Macatawa Drive Holland, Michigan	49242
(Address of Principal Executive Offices)	(Zip Code)

Macatawa Bank Corporation Stock Incentive Plan of 2015
(Full title of the plans)

Kathleen M. Boege Executive Vice President, General Counsel and Corporate Secretary Wintrust Financial Corporation 9700 W. Higgins Road, Suite 800 Rosemont, Illinois 60018
(Name and address of agent for service)

(847) 939-9000
(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, filed by Wintrust Financial Corporation, an Illinois corporation (“Wintrust”), successor to Macatawa Bank Corporation, a Michigan corporation (“Macatawa”), relates to the Registration Statement on Form S-8 (No. 203901), filed by Macatawa with the Securities and Exchange Commission on May 6, 2015, pertaining to the registration of shares of Macatawa common stock, no par value, issuable pursuant to the Macatawa Bank Corporation Stock Incentive Plan of 2015 (the “Registration Statement”).

On August 1, 2024, Macatawa completed its previously disclosed merger transaction with Wintrust, pursuant to that certain Agreement and Plan of Merger, dated as of April 15, 2024 (the “Merger Agreement”), by and among Macatawa, Wintrust and Leo Subsidiary LLC, a Michigan limited liability Company and a wholly owned subsidiary of Wintrust (“Merger Sub”). Pursuant to the Merger Agreement, Macatawa merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of Wintrust (the “Merger”). In connection with the Merger, Macatawa has terminated any and all of the offerings of Macatawa securities pursuant to the Registration Statement. In accordance with the undertakings made by Macatawa in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, Wintrust, as successor to Macatawa, hereby amends the Registration Statement to remove from registration any and all of the securities of Macatawa registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Wintrust, as the successor to Macatawa certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendments to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Rosemont, Illinois, on August 2, 2024.

WINTRUST FINANCIAL CORPORATION As successor to Macatawa Bank Corporation

By:	/s/ Kathleen M. Boege
Name:	Kathleen M. Boege
Title:	Executive Vice President, General Counsel and Corporate Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.

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